UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2024

INNO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Texas	001-41882	87-4294543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2465 Farm Market 359 South Brookshire, TX	77423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 909-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	INHD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On November 20, 2024, Inno Holdings Inc. (the “Company”) partially completed the issuance and sale of a total of 729,167 shares of common stock, no par value, at a purchase price per share of $4.80, pursuant to the Securities Purchase Agreement dated as of November 13, 2024 (the “Purchase Agreement”), with the initial issuance and sale of 277,083 shares (the “Initial Issuance Shares”) for gross proceeds of approximately $1.33 million, of which proceeds are being used for working capital and other general corporate purposes. The Initial Issuance Shares were validly issued, fully paid and non-assessable.

On December 13, 2024, the Company obtained approximately $2.17 million in exchange for the issuance of 452,084 shares (the “Subsequent Issuance Shares”) at a purchase price per share of $4.80. The Subsequent Issuance Shares were exempt from registration pursuant to Rule 903 of Regulation S under the Securities Act of 1933, as amended, because all of the investors were non-U.S. Persons (as defined under Rule 902 Section (k)(2)(i) of Regulation S).

Item 8.01 Other Events.

As previously disclosed in the Current Report on Form 8-K filed on November 26, 2024 and November 19, 2024, on November 13, 2024, the Company entered into the Purchase Agreement with nine non-U.S. investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell in a private placement offering (the “Private Placement”) an aggregate of 729,167 shares of common stock. The Private Placement closed on November 20, 2024 with regard to the Initial Issuance Shares and closed on December 13, 2024 with regard to the Subsequent Issuance Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNO HOLDINGS INC.

By:	/s/ Ding Wei
Name:	Ding Wei
Title:	CEO

Date: December 17, 2024